SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): January 6, 1998



                           CENTRAL MAINE POWER COMPANY
             (Exact name of registrant as specified in its charter)




          Maine                     1-5139                01-0042740
(State of Incorporation)            (Commission           (IRS Employer
                                    File Number)          Identification Number)




                      83 Edison Drive, Augusta, Maine 04336
               (Address of principal executive offices) (zip code)



  Registrant's telephone number, including area code:  (207) 623-3521



Item 1 through Item 4.  Not applicable.

Item 5. Other Events.

Agreement for sale of Company's generating assets. As previously reported, on April 28, 1997, the Company announced a plan to seek proposals to purchase its generating assets and, as part of an auction process, received final bids on December 10, 1997. On January 6, 1998, the Company announced that it had reached agreement to sell all of its hydro, fossil and biomass power plans with a combined generating capacity of 1,185 megawatts for $846 million in cash to Florida-based FPL Group, the winning bidder in the auction process.

The hydropower assets to be included in the sale represent approximately 373 megawatts of generating capacity. The Company's interest in the William F. Wyman steam plant in Yarmouth, Maine, the largest of the Company's three fossil-fueled generating assets included in the sale, is 594 megawatts, followed by Mason Station in Wiscasset, Maine, at 145 megawatts, and Cape Station in South Portland, Maine, at 42 megawatts. The sole biomass plant is the 31-megawatt unit in Fort Fairfield, Maine, owned by a wholly-owned subsidiary of the Company.

The Company's interests in the power entitlements from approximately 50 power-purchase agreements with non-utility generators representing approximately 488 megawatts, its 2.5-percent interest in the Millstone III nuclear generating unit in Waterford, Connecticut, its 3.59-percent interest in the output of the Vermont Yankee nuclear generating plant in Vernon, Vermont, and its entitlement in the NEPOOL Phase II interconnection with Hydro-Quebec all attracted insufficient interest to be included in the present sale. The Company will continue to seek buyers for those assets. The Company did not offer for sale its interests in the Maine Yankee (Wiscasset, Maine), Connecticut Yankee (Haddam, Connecticut) and Yankee Atomic (Rowe, Massachusetts) nuclear generating plants, all of which are in the process of being decommissioned.

The electric utility restructuring law passed by the Maine Legislature in the spring of 1997 required the Company to divest its generating plants and power-purchase agreements by March 1, 2000, when its customers will be free to choose among competitive energy suppliers, but the Company elected to conduct an earlier sale. In addition, as part of its agreement with FPL Group, the Company entered into energy buy-back agreements to assist in fulfilling its obligation to supply its customers with power until March 1, 2000.

Substantially all of the generating assets included in the sale are subject to the lien of the Company's General and Refunding Mortgage Indenture dated as of April 15, 1976, (the "Indenture"). Therefore, substantially all of the proceeds from the sale must be deposited with the trustee under the Indenture at the closing of the sale to free the generating assets from the lien of the Indenture. Proceeds on deposit with the trustee may be used by the Company to redeem or repurchase bonds under the terms of the Indenture, including the possible discharge of the Indenture. In addition, the proceeds could provide the flexibility to redeem or repurchase outstanding equity securities. The Company must also provide for payment of applicable taxes resulting from the sale. The manner and timing of the ultimate application of the sale proceeds after closing are in any event subject to various factors, including Indenture provisions, market conditions and terms of outstanding securities.

The bid value in excess of the remaining investment in the power plants will reduce the Company's stranded costs and other costs, which could lower the amount that would otherwise be collected from customers by nearly half a billion dollars. However, the Company will incur incremental costs as a result of the power buy-back arrangements in excess of the pre-sale costs of capacity and energy from the plants being sold, which will effectively lower the amount of sale proceeds available to reduce stranded and other costs. The Company believes that the reduction in stranded and other costs could permit a reduction in rates for the Company's customers.

The sale is subject to various closing conditions, including the approval of state and federal regulatory agencies, which approval process the Company expects could take approximately six to twelve months, and is subject to consents or covenant waivers from certain of the Company's lenders. The Company cannot predict whether or in what form such approvals, consents or waivers will be obtained.

This  Report  on  Form  8-K   contains   statements   that  may  be   considered
"forward-looking statements" as defined in the federal Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The Company believes that consummation of the asset sale described above would constitute significant progress in resolving some of the uncertainties regarding the effects of electric-utility industry restructuring on the Company's investors; however, significant risks and uncertainties would remain. These include, in addition to those enumerated in the Company's Report on Form 10-Q for the quarterly period ended September 30, 1997, but are not limited to: (1) the possibility that a state or federal regulatory agency will impose adverse conditions on its approval of the asset sale; (2) the possibility that new state or federal legislation will be implemented that will increase the risks to such investors from those contemplated by current legislation; and (3) the possibility of legislative, regulatory or judicial decisions that would reduce the ability of the Company to recover its stranded costs from that contemplated by existing law.

Item 6 through Item 9.  Not applicable.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                                CENTRAL MAINE POWER COMPANY



                                                By  __________________________
                                                      D. E. Marsh
                                                     Chief Financial Officer

Dated:  January 12, 1998